Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 15, 2017, relating to the financial statements of DHT Holdings, Inc., and the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of DHT Holdings, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte AS

Oslo, Norway
June 30, 2017